Exhibit 4.1

EVOLUCIA INC.
NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement ("Agreement") is made and entered into as of the date set forth below, by and between EVOLUCIA INC., a Nevada corporation (the "Company"), and the following employee of the Company ("Optionee"):

In consideration of the covenants herein set forth, the Company hereby grants to Optionee an option to acquires shares of the Company’s common stock, par value $.001 (“Stock”) on the terms and subject to the conditions set forth below:

1.	Option Information.

	a.	Date of Option:	September 13, 2012

	b.	Optionee:	Charles B. Rockwood

	c.	Number of Shares:	15,000,000

	d.	Exercise Price:	$.035

	e.	Expiration:	September 13, 2022

2.	Acknowledgements.

a.	The Company has heretofore adopted a 2008 Incentive Stock Plan (the "Plan"), pursuant to which this Option is being granted; and

b.
The Board of Directors (the "Board" which term shall include an authorized committee of the Board of Directors) is authorized by the Company to administer the Plan and has approved the grant to Optionee of a nonstatutory stock option ("Option") to purchase shares of  Stock as of the date set forth in Section 1(a) above (the “Grant Date”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Rule 701 thereunder.

3.
Shares Subject to Option; Exercise Price.  Company hereby grants to Optionee the right to purchase, upon the terms and subject to the conditions herein stated and in the Plan, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash (or other consideration as is authorized under the Plan and acceptable to the Board of Directors of the Company, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the "Exercise Price").

4.
Term of Option; Continuation of Service.  This Option shall expire, and all rights hereunder to purchase the Shares shall terminate on the Termination Date set forth in Section 1(e) above, unless earlier terminated pursuant to the terms hereof. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her employment by the Company or to interfere with the right of the Company to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5.	Vesting of Option. Subject to the provisions of Sections 8 and 9 hereof, this Option shall become exercisable during the term of Optionee's employment as follows:

a.	The Option will vest as to fifty percent (50%) of the Shares on the date that is one year after the Grant Date; and

b.
The Option will vest as to fifty percent (50%) of the Shares on the date that is two years after the Grant Date (i.e., this Option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this Option).

6.
Exercise.  This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, which notice shall be in form and substance acceptable to the Company and shall be signed by Optionee or on Optionee’s behalf if so permitted by the terms hereof, (b) payment of the Exercise Price of the Shares covered by the notice, and (c) such written representations as the Company may require, including but not limited to the investment representation provided for in Section 13 hereof. This Option shall be exercisable only by Optionee during his or her lifetime, except as otherwise expressly provided in Section 8 hereof. This Option shall not be exercisable as to a fractional share but shall be exercisable in whole shares only. Any fractional share that would be exercisable at the end of any fiscal quarter but for the prohibition contained in the preceding sentence shall be added to the shares exercisable in the subsequent quarter(s).

7.	Termination of Employment.

a.	Voluntary Termination. If Optionee shall voluntarily terminate his/her employment with the Company, this Option shall terminate immediately upon termination of employment.

b.
Involuntary Termination. If Optionee shall cease to be employed by the Company for any reason other than death or disability (as defined herein), this Option shall expire ninety (90) days after termination of employment unless terminated for Cause (as defined in the employment agreement) in which case this Option shall terminate immediately.. During such ninety-day period, the Option shall be exercisable only to the extent it was vested as of the date of termination, and no further vesting shall occur after termination of employment.

c.	Death or Disability. In the event that Optionee’s employment is terminated due to death or disability, the Option may be exercised as provided in Section 8 hereof below.

Unless earlier terminated, all rights under this Option shall terminate in any event on the expiration date of this Option as defined in Section 4 hereof.

8.	Death or Disability of Optionee.

a.
If the Optionee shall die while in the employ of the Company, Optionee's personal representative or the person entitled to Optionee's rights hereunder may at any time within twelve (12) months after the date of Optionee's death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee's death.

b.
If the Optionee shall become permanently disabled while in the employ of the Company, Optionee may exercise this Option at any time within six (6) months after the date Optionee’s employment is terminated due to such disability, or during the remaining term of this Option, whichever is lesser. In the event of disability, this Option shall be exercisable only to the extent that it was exercisable as of the date of disability. For purposes of this Section 8, “permanently disabled” shall mean (a) a permanent disability as defined by any disability insurance policy maintained by the Company covering its employees, whether or not Optionee participates in such policy, or (b) if no such insurance policy is in existence, then as  defined in the Company’s Employee Handbook or other manual of Company policies and procedures then in effect, or (c) if neither (a) or (b) exists, then permanent disability shall mean the Optionee’s inability, due to illness, accident, injury, physical or mental incapacity, or other disability, to perform the essential functions of the Optionee’s employment duties, with or without a reasonable accommodation and without posing a direct threat to the health or safety of either the Optionee or others, for a period of ninety (90) consecutive days, or for shorter periods aggregating one hundred twenty (120) days in any twelve (12) month period.

9.
No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10.	Effect of Change of Control.

a.
In the event of a Change of Control (as hereinafter defined) in which the Company is not the surviving entity, this Option shall be exchanged for an option to acquire a proportionate number of shares of common stock in the successor company at the Exercise Price, such number of shares to be equal to the number of shares that would have been issuable to Optionee in the merger if Optionee had exercised this Option in full immediately prior to the Change of Control.

b.	This Option shall immediately vest and be exercisable as to all shares covered by this Option upon the effective date of the Change of Control.

c.
In the event this Option becomes fully vested and exercisable pursuant to Section 10(b) hereof, the Optionee may, in his or her sole discretion, elect to exchange the Option, on or before the effective date of the Change of Control, for a number of shares of common stock of the Company determined as follows:

(E /D)    x O

Where E=the exercise price per share of this Option, O=the number of shares subject to this option (which shall not include any shares previously acquired through exercise of a portion of this Option), and D=the price per share of the Company’s stock to be paid for the Company’s stock in the transaction giving rise to the Change of Control. No fractional shares will be issued pursuant to this Section.

If the Company’s stock is exchanged for shares of capital stock or any other security or consideration other than cash, then the value of the consideration given by the acquiring company to the Company’s shareholders for purposes of the exchange shall be the value used for purposes of this calculation.

d.	For purposes of this Section 10, a “Change of Control” of the Company means and includes each of the following:

i.
The shareholders of the Company approve a merger of consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

ii.
The acquisition by any person as beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

Notwithstanding any other provision of this Section 10 to the contrary, a Change of Control shall not include either of the following events undertaken at the Company’s election: (x) any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or (y) a transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

11.	Adjustment in Certain Transactions.

a.
 If the Company (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares, or (C) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares (each, an “Adjustment Event”), then the number of shares of Common Stock issuable hereunder immediately prior to such action shall be proportionately adjusted so that the Optionee will receive, upon exercise, the aggregate number and kind of shares of capital stock of the Company which it would have owned immediately following such action if the Optionee had exercised this Option immediately prior to such Adjustment Event.  The Exercise Price shall also be proportionately adjusted such that the aggregate Exercise Price for all the shares of Common Stock issuable hereunder remains unchanged following such Adjustment Event.

b.
The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification, and the adjustment shall be made successively whenever any Adjustment Event occurs.

c.
In the event of a Change of Control (as defined below),f the Company consolidates or merges with or into another person, or sells all or substantially all of its assets or stock or enters into any other similar transaction, liquidation, recapitalization or reorganization (any such action, a “Reorganization”), this Option shall be come immediately exercisable in full and there shall thereafter be deliverable, upon exercise of this Option and payment of a proportionately adjusted Exercise Price (in lieu of the number of shares of Common Stock theretofore deliverable), the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon exercise of this Option would have been entitled upon such Reorganization if such Option had been exercised in full immediately prior to such Reorganization.

d.
The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

12.
Taxation upon Exercise of Option.  Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

13.
Modification, Extension and Renewal of Options.  The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan and the Code.  Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder.

14.	Investment Intent; Restrictions on Transfer.

a.
 Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 and 8 hereof) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

b.
Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

c.
Unless and until the Shares represented by this Option are registered under the Securities Act or available for resale in accordance with Rule 144, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

15.
Stand-off Agreement.  Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least one year following the effective date of registration of such offering.

16.	Restriction Upon Transfer. The Shares may not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated by the Optionee except as hereinafter provided.

17.
Notices.  Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee records.

18.
Agreement Subject to Plan; Applicable Law.  This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the State of Nevada, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

19.
Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, as a contract made and to be fully performed in such state, without giving effect to conflict of laws principles. Any action brought to enforce or interpret any provision hereof shall be brought solely in the courts of Sarasota County, Florida, which courts shall have exclusive venue and jurisdiction over such matters.

20.
Entire Agreement. This Agreement, together with the Notice of Exercise and the Plan, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof. Except as otherwise contemplated by the terms of this Agreement, this Agreement may not be modified or amended except in writing signed by the parties to this Agreement. Failure by either party to enforce any right under this Agreement shall not be construed as or have the effect of a waiver of any rights of such party.

21.
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable alternative provision, then (i) such unenforceable provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

22.
Option Not Transerable. The Optionee may not transfer, assign, pledge or otherwise dispose of any rights under this Agreement without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

23.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	EVOLUCIA INC.,
a Nevada corporation

	By:	/s/ Mel Interiano
	Name:	Mel Interiano
	Title:	CEO

OPTIONEE:
	By:	/s/ Charles B. Rockwood
(signature)
	Name:	Charles B. Rockwood

Appendix A

NOTICE OF EXERCISE

EVOLUCIA INC.
106 Cattlemen Road
Sarasota, FL  34232

Re:  Exercise of Nonstatutory Stock Option

1)           Notice is hereby given pursuant to Section 6 of my Nonstatutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Nonstatutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

A check in the amount of the aggregate price of the shares being purchased is attached.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.

I understand that the certificate representing the shares to be issued to me upon this exercise will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

I understand that I will incur tax liability on the income represented by this exercise, which is measured for income tax purposes as the difference between the Exercise Price and the fair market value of the stock on the date of exercise.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company's 2008 Incentive Stock Plan.

By:
(signature)
Name: